FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055
NYSE Symbol: SEM

Select Medical Corporation’s Stock Price Adjusts Today
for Previously Announced 2-for-1 Stock Split

     MECHANICSBURG, PENNSYLVANIA — December 23, 2003 — Select Medical Corporation (NYSE: SEM), today announced that, as a result of the previously announced 2-for-1 split of its common stock, the Company’s stock price will adjust with the opening of trading this morning to reflect the distribution of new shares on Monday, December 22, 2003. The Company announced the stock split on November 13, 2003, for stockholders of record as of December 5, 2003. Following the stock split, Select has approximately 100 million shares outstanding.

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 78 long-term acute care hospitals in 24 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 814 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com.

Investor inquiries:

Joel Veit, 717/972-1101
mailto:ir@selectmedicalcorp.com